EXHIBIT 1.1

THE CHEMOURS COMPANY

$800,000,000 5.750% Senior Notes Due 2028

PURCHASE AGREEMENT

November 12, 2020

J.P. Morgan Securities LLC,

As Representative of the Several Initial Purchasers listed

in Schedule A hereto

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Dear Ladies and Gentlemen:

1.    Introductory. The Chemours Company, a Delaware corporation (the “Company”), agrees with the several initial purchasers named in Schedule A hereto (the “Initial Purchasers”), for whom J.P. Morgan Securities LLC is acting as representative (in such capacity, the “Representative”), to issue and sell to the several Initial Purchasers $800,000,000 aggregate principal amount of its 5.750% Senior Notes Due 2028 (the “Offered Securities”). The Offered Securities shall be issued under an indenture to be dated as of the Closing Date (as defined below) (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture for the Offered Securities to be dated as of the Closing Date (the “Supplemental Indenture”), among the Company, the guarantors listed on Schedule B hereto (the “Guarantors”) and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). The Offered Securities will be unconditionally guaranteed (the “Guarantees”) by the Guarantors and any other entity that becomes a guarantor of the Offered Securities following the Closing Date, pursuant to the terms of the Indenture.

For purposes of this agreement (this “Agreement”):

“Applicable Time” means 3:45 p.m. (New York City time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Offering Memorandum” means the final offering memorandum relating to the Offered Securities to be offered by the Initial Purchasers that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).

“General Disclosure Package” means the Preliminary Offering Memorandum, together with the written information which is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C hereto.

“Preliminary Offering Memorandum” means the preliminary offering memorandum, dated November 12, 2020, relating to the Offered Securities to be offered by the Initial Purchasers.

“Rules and Regulations” means the rules and regulations of the Commission under the Securities Act or the Exchange Act .

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

2.    Representations and Warranties of the Company and the Guarantors. The Company and the Guarantors, jointly and severally, represent and warrant to, and agree with, the several Initial Purchasers that:

(a)    Disclosure. The Preliminary Offering Memorandum, as of its date, did not, the General Disclosure Package, at the Applicable Time, did not, and at the Closing Date, will not, and the Final Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Offered Securities and as of the Closing Date, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Preliminary Offering Memorandum, the Final Offering Memorandum or the General Disclosure Package based upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof.

(b)    Additional Written Communications. The Company and the Guarantors (including their agents and representatives, other than the Initial Purchasers in their capacity as such) have not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Offered Securities (each such communication by the Company and the Guarantors or their agents and representatives (other than a communication referred to in clauses (i) and (ii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Final Offering Memorandum, (iii) the documents listed on

Schedule C, including a term sheet substantially in the form of Schedule D, which constitute part of the General Disclosure Package, and (iv) any electronic road show or other written communications, in each case approved in writing in advance by the Representative. Each such Issuer Written Communication, when taken together with the General Disclosure Package at the Applicable Time, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in any Issuer Written Communication, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof.

(c)    Good Standing of the Company and the Guarantors. The Company and each Guarantor has been duly incorporated or formed (as applicable) and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable), with power and authority (corporate or other) to own its properties and conduct its business as described in the General Disclosure Package and the Final Offering Memorandum. The Company and each Guarantor are duly qualified to do business as a foreign corporation (or other entity, as applicable) and, to the extent that such concept is applicable in the relevant jurisdiction, are in good standing in every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing (as applicable) would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Company and the Guarantors taken as a whole (a “Material Adverse Effect”). Each non-Guarantor subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X has been duly incorporated or formed (as applicable) and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable), with power and authority (corporate or other) to own its properties and conduct its business as described in the General Disclosure Package and the Final Offering Memorandum. Each such subsidiary is duly qualified to do business as a foreign corporation (or other entity, as applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing (as applicable) would not, individually or in the aggregate, have a Material Adverse Effect. All of the issued and outstanding capital stock or other ownership interest of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or other ownership interest of each such subsidiary is owned by the Company, directly or indirectly, free from liens, encumbrances and defects, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The entities listed on Schedule E hereto are the only subsidiaries, direct or indirect, of the Company, except for those subsidiaries that would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.

(d)    Indenture; Offered Securities. The Base Indenture has been duly authorized by the Company and the Supplemental Indenture has been duly authorized by the Company and the Guarantors; the Offered Securities have been duly authorized by the Company; when the Offered Securities are authenticated in accordance with the Indenture and delivered and paid for pursuant to this Agreement on the Closing Date and when the Base Indenture will have been duly executed and delivered by the Company and the Supplemental Indenture will have been duly executed and delivered by the Company and the Guarantors, such Offered Securities will have been duly executed, authenticated, issued and delivered by the Company, and the Offered Securities will conform to the description of such Offered Securities in the General Disclosure Package and the Final Offering Memorandum in all material respects; at the Closing Date, the Indenture will conform to its description in the General Disclosure Package and the Final Offering Memorandum in all material respects and, when authenticated in accordance with the Indenture and delivered and paid for pursuant to this Agreement, the Offered Securities will constitute valid and legally binding obligations of the Company and, assuming the Indenture has been duly authorized, executed and delivered by the Trustee, the Base Indenture will have been duly executed and delivered by the Company and the Supplemental Indenture will have been duly executed and delivered by the Company and the Guarantors and, in each case, will constitute a valid and legally binding obligation of the Company and the Guarantors, as applicable, in each case enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and, in the case of the Offered Securities, entitled to the benefits provided by the Indenture.

(e)    Guarantees. The Guarantee of each Guarantor has been duly authorized by such Guarantor; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date and issued, executed and authenticated in accordance with the terms of the Indenture, the Guarantee of each Guarantor will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum and will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)    Registration Rights. There are no contracts, agreements or understandings between the Company or any Guarantor, on the one hand, and any person, on the other, granting such person the right to require the Company or such Guarantor to file a registration statement under the Securities Act with respect to any securities of the Company or such Guarantor or to require the Company or such Guarantor to include such securities with the Offered Securities and Guarantees registered pursuant to any registration statement.

(g)    Absence of Further Requirements. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the offering, issuance and sale of the Offered Securities or the issuance of the Guarantees by the Guarantors, except such as have been obtained or made and such as may be required under state securities laws in connection with the offer and sale of the Offered Securities and the Guarantees.

(h)    Title to Property. Except as disclosed in the General Disclosure Package and the Final Offering Memorandum and except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company, the Guarantors and their respective subsidiaries have good and marketable title to all real properties and all personal property, in each case, free from liens, charges, encumbrances and defects that would affect the value thereof or interfere with the use made or to be made thereof by them; and except as disclosed in the General Disclosure Package and the Final Offering Memorandum, the Company, the Guarantors and their respective subsidiaries hold any leased real or personal property material to its business under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(i)    Absence of Defaults and Conflicts Resulting from the Transactions. The execution, delivery and performance of the Indenture (including the Guarantees contained therein), the Offered Securities and this Agreement, the issuance and sale of the Offered Securities and the Guarantees and compliance with the terms and provisions hereof and thereof, in each case, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or any of their respective subsidiaries pursuant to, the charter or by-laws (or similar organizational documents) of the Company, the Guarantors or any of their respective subsidiaries, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors, any of their respective subsidiaries or any of their properties, or any agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the properties of the Company, the Guarantors or any of their respective subsidiaries is subject, except in each case (other than in relation to any of the foregoing under such charter or by-laws (or similar organizational documents)), for any such breach, violation or default as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantors or any of their respective subsidiaries.

(j)    Absence of Existing Defaults and Conflicts. None of the Company, the Guarantors or their respective subsidiaries are in violation of their respective charter or by-laws (or similar organizational documents). None of the Company, the Guarantors or their respective subsidiaries are in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(k)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.

(l)    Possession of Licenses and Permits. Except as would not, individually or in the aggregate, have a Material Adverse Effect, and except as disclosed in the General Disclosure Package and the Final Offering Memorandum, the Company, the Guarantors and their respective subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses (including sublicenses) and permits (“Licenses”) needed for the conduct of the business now conducted or proposed in the General Disclosure Package and the Final Offering Memorandum to be conducted by them. Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, the Company, the Guarantors and their respective subsidiaries have not received any written notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, the Guarantors or any of their subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(m)    Absence of Labor Dispute. No labor dispute with the employees of the Company, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantors, is imminent that would, individually or in the aggregate, have a Material Adverse Effect.

(n)    Possession of Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, and except as disclosed in the General Disclosure Package and the Final Offering Memorandum, the Company, the Guarantors and their respective subsidiaries own, possess, have adequate rights to use, or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information, trade secrets and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them. Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, the Company, the Guarantors and their respective subsidiaries have not received any written notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(o)    Cybersecurity; Data Protection. Except as would not reasonably be expected to have a Material Adverse Effect, (1) the Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, and, to the knowledge of the Company, are free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, (2) the Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without cost or liability or the duty to notify any other person, nor are there any incidents under internal review or investigations relating to the same and (3) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(p)    Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, (a) (i) each of the Company, the Guarantors and their respective subsidiaries is and has been in compliance with, and has no liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, directive, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the protection or restoration of, or damage to, the environment or natural resources, or to matters related to the protection of human health and safety (collectively, “Environmental Laws”), (ii) none of the Company, the Guarantors or any of their respective subsidiaries is conducting or funding, or required to conduct or fund, any investigation, remediation, remedial action or monitoring (including medical monitoring) of actual or suspected Release of or exposure to Hazardous Substances (each as defined below), (iii) none of the Company, the Guarantors or any of their respective subsidiaries is liable or allegedly liable for any Release or threatened Release of, or exposure to, Hazardous Substances, including in respect of any formerly owned or operated sites and any off-site treatment, storage or disposal site, (iv) none of the Company, the Guarantors or any of their respective subsidiaries is subject to any pending or threatened claim, order or judgment by or with any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, including any exposure or alleged exposure thereto (including with respect to asbestos and lead paint and pigments), and (v) each of the Company, the Guarantors and their respective subsidiaries has received and is and has been in compliance with all, and has no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws (collectively, “Environmental Permits”) to conduct their respective businesses, except in each case covered by clauses (i) – (v) such as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; and (b) to the knowledge of the Company and the Guarantors, no capital or other expenditure (including in respect of pollution controls and air emission allowances or credits) is required to achieve or maintain compliance with applicable Environmental Laws and Environmental Permits, except for such expenditures that are disclosed in the General Disclosure Package and the Final Offering Memorandum or that would not individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect; and (c) in the ordinary course of its business, the Company and the Guarantors periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of it and its subsidiaries, and, on the basis of such evaluation, the Company and the Guarantors have reasonably concluded that such Environmental Laws would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, mercury and other metals, perfluorooctanoic acid and other fluorinated substances, chlorofluorocarbons and other ozone-depleting substances, lead-containing paints and pigments, and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws, and “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration.

(q)    Absence of Manipulation. None of the Company, the Guarantors or their respective affiliates has, either alone or with one or more other persons, bid for or purchased for any account in which it or any of its affiliates had a beneficial interest any Offered Securities or attempted to induce any person to purchase any Offered Securities.

(r)    Internal Controls; Absence of Accounting Issues. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; (iii) transactions are executed in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Based on the Company’s most recent evaluation of its internal controls over financial reporting pursuant to Rule 13a-15(c) of the Exchange Act, there are no material weaknesses in its system of internal control over financial reporting.

(s)    Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(t)    Litigation. Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, the Guarantors, any of their respective subsidiaries or any of their respective properties that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under the Indenture, the Offered Securities and the Guarantees or this Agreement; and to the Company’s and the Guarantors’ knowledge, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) have been threatened in writing.

(u)    Financial Statements. The financial statements included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum present fairly in all material respects the financial position of the Company, the Guarantors and their respective consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(v)    No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package and the Final Offering Memorandum (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company, the Guarantors and their respective subsidiaries, taken as a whole, that is material and adverse and (ii) there has been no material adverse change in the capital stock, short term indebtedness, long term indebtedness or net assets of the Company, the Guarantors and their respective subsidiaries.

(w)    Investment Company Act. Neither the Company nor any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the issuance of the Guarantees and the application of the proceeds thereof as described in the General Disclosure Package and the Final Offering Memorandum, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(x)    Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3)) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(y)    No Registration. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 4 and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Offered Securities to the Initial Purchasers and the offer, resale and delivery of the Offered Securities by the Initial Purchasers in the manner contemplated by this Agreement, the General Disclosure Package and the Final Offering Memorandum, to register the Offered Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(z)    No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Offered Securities in a manner that would require registration of the Offered Securities under the Securities Act.

(aa)    No General Solicitation; No Directed Selling Efforts. Neither the Company, nor any Guarantor, nor any of their respective affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation is made) has offered or will offer or sell the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S (“Regulation S”) under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. The Company, the Guarantors, their respective affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation is made) have complied and will comply with the offering restrictions requirement of Regulation S. Neither the Company nor any Guarantor has entered and neither the Company nor any Guarantor will enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

(bb)    No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company or the Guarantors, any director, officer or employee of the Company or any of its subsidiaries or any agent, or controlled affiliate of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any unlawful rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce policies and procedures designed to ensure compliance by the Company, the Guarantors, its subsidiaries and their respective directors, officers and employees with all applicable anti-bribery and anti-corruption laws.

(cc)    Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in all material respects in compliance with applicable financial recordkeeping and reporting requirements relating to anti-money laundering, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Guarantors, threatened.

(dd)    No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company or the Guarantors, any director, officer or employee, agent or controlled affiliate of the Company or any of its subsidiaries is currently the subject of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries or any of the Guarantors located, organized or resident in a country or territory that is the subject of comprehensive, country-wide or territory-wide Sanctions (each, a “Sanctioned Country”); and the Company will not directly or, to the Company’s knowledge, indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by the Company, any of its subsidiaries or any other person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise, of Sanctions, in the case of each of clauses (i), (ii) and (iii), in violation of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, in each case in violation of Sanctions.

(ee)    Information Incorporated by Reference. The interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

3.    Purchase, Sale and Delivery of Offered Securities. (a) On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to issue and sell to the several Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company at a purchase price of 99.000% of the principal amount thereof, plus accrued interest, if any, from November 27, 2020 to the Closing Date, the respective principal amounts of the Offered Securities set forth opposite the names of such Initial Purchasers in Schedule A hereto.

(b)    Payment for the Offered Securities shall be made in U.S. dollars in (same day) funds by wire transfer to one or more accounts specified by the Company to the Representative against delivery to the nominee of The Depositary Trust Company (“DTC”), for the account of the Initial Purchasers, of one or more global notes representing the Offered Securities, together with any transfer taxes payable in connection with the sale of the Offered Securities duly paid by the Company, at the office of Cravath, Swaine & Moore LLP at 10:00 a.m., New York City time, on November 27, 2020, or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “Closing Date”. The Offered Securities so to be delivered or evidence of their issuance will be made available for verification by the Representative not later than 1:00 p.m., New York City time, on the business day prior to the Closing Date.

4.    Representations of the Initial Purchasers; Resale by the Initial Purchasers. (a) Each Initial Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company and the Guarantors that:

(i)    it is a qualified institutional buyer (a “QIB”) within the meaning of Rule 144A and an “accredited investor” within the meaning of Regulation D under the Securities Act.

(ii)    it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Offered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and

(iii)    it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Offered Securities as part of their initial offering except:

(A)

to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Offered Securities is aware that such sale is being made in reliance on Rule 144A; or

(B)	in accordance with the restrictions set forth in Section 4(b) of this Agreement.

(b)    In connection with offers and sales of Offered Securities outside the United States:

(i)    Each Initial Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

(ii)    Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(A)

Such Initial Purchaser has offered and sold the Offered Securities, and will offer and sell the Offered Securities, (1) as part of their distribution at any time and (2) otherwise until 40 days after the later of the commencement of the offering of the Offered Securities and the Closing Date, only in accordance with Regulation S under the Securities Act (“Regulation S”) or Rule 144A or any other available exemption from registration under the Securities Act.

(B)

None of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Offered Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(C)

At or prior to the confirmation of sale of any Offered Securities sold in reliance on Regulation S, such Initial Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Offered Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.

(D)

Such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Offered Securities, except with its affiliates or with the prior written consent of the Company.

Terms used in Section 4(b)(i) and Section 4(b)(ii) and not otherwise defined in this Agreement have the meanings given to them by Regulation S.

(c)    Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the “no registration” opinions to be delivered to the Initial Purchasers pursuant to Sections 6(c) and 6(d), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in Sections 4(a) through 4(b) above, and each Initial Purchaser hereby consents to such reliance.

(d)    Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Offered Securities other than (i) the Preliminary Offering Memorandum and the Final Offering Memorandum, (ii) any written communication that contains either (a) no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) or (b) “issuer information” that was included (including through incorporation by reference) in the General Disclosure Package or the Final Offering Memorandum, (iii) any written communication listed on Schedule C, (iv) any written communication prepared by such Initial Purchaser and approved by the Company and the Representative in advance in writing or (v) any written communication relating to or that contains the terms of the Offered Securities and/or other information that was included (including through incorporation by reference) in the General Disclosure Package or the Final Offering Memorandum.

5.    Certain Agreements of the Company and each Guarantor. The Company and each Guarantor, jointly and severally, agrees with the several Initial Purchasers that:

(a)    Amendments and Supplements to Offering Memoranda. The Company and the Guarantors will promptly advise the Representative of any proposal to amend or supplement the General Disclosure Package, the Final Offering Memorandum or any Issuer Written Communication and will not effect such amendment or supplementation without the Representative’s consent (not to be unreasonably withheld or delayed). If, at any time prior to the completion of the resale of the Offered Securities by the Initial Purchasers, (i) there occurs an event or development as a result of which the General Disclosure Package, the Final Offering Memorandum or any Issuer Written Communication , if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) it is, in the reasonable opinion of counsel for the Company or the Initial Purchasers, necessary to amend or supplement the General Disclosure Package, the Final Offering Memorandum or any Issuer Written Communication in order to comply with applicable law, the Company and the Guarantors will promptly notify the Representative of such event and will promptly prepare and furnish, at their own expense, to the Initial Purchasers and the dealers and to any other dealers upon request of the Representative, an amendment or supplement that will correct such statement or omission or so that the General Disclosure Package, the Final Offering Memorandum or any Issuer Written Communication will comply with applicable law. Neither the Representative’s consent to, nor the Initial Purchasers’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

(b)    Furnishing of Offering Memoranda. The Company and the Guarantors will furnish to the Representative copies of the Preliminary Offering Memorandum, each other document comprising a part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements to such documents and each Issuer Written Communication, in each case as soon as available and in such quantities as the Representative reasonably requests. At any time when the Company is not subject to Section 13 or 15(d), the Company and the Guarantors will promptly furnish or cause to be furnished to the Representative (and, upon request, to each of the other Initial Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Initial Purchasers all such documents.

(c)    Blue Sky Qualifications. The Company and the Guarantors will use reasonable efforts, in cooperation with the Initial Purchasers, to arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representative designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Initial Purchasers; provided that the Company will not be required to qualify as a foreign entity or to file a general consent to service of process in any such state, or take any action that would subject it to taxation in any jurisdiction where it is not presently qualified or subject to service of process or taxation.

(d)    Transfer Restrictions. During the period of one year after the Closing Date, the Company will, upon request, furnish to the Representative, each of the other Initial Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(e)    No Resales by Affiliates. The Company will not, and will not permit any of its affiliates (as defined in Rule 144) to, resell any of the Offered Securities that have been reacquired by any of them, except for Offered Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(f)    Payment of Expenses. The Company and the Guarantors will pay all expenses incident to the performance of their obligations under this Agreement and the Indenture, including but not limited to: (i) the fees and expenses of the Trustee and its legal counsel; (ii) all expenses in connection with the execution, issue, authentication and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and (iii) any filing fees and other expenses (including reasonable fees and disbursements of counsel to the Initial Purchasers in an amount not to exceed $10,000) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representative designates and the preparation and printing of memoranda relating thereto, any fees charged by investment rating agencies for the rating of the Offered Securities, costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s and the Guarantors’ officers and employees and any other expenses of the Company and expenses incurred in distributing the Preliminary Offering Memorandum and the Final Offering Memorandum (including any amendments and supplements thereto) to the Initial Purchasers and for expenses incurred for preparing, printing and distributing any Issuer Written Communication to investors or prospective investors.

(g)    Use of Proceeds. The Company will use the net proceeds received in connection with the offering and sale of the Offered Securities in the manner described in the “Use of Proceeds” section of the General Disclosure Package and the Final Offering Memorandum.

(h)    Absence of Manipulation. The Company, the Guarantors or their affiliates will not take, directly or indirectly, any action designed to or that would constitute, or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(i)    Restriction on Sale of Securities. The Company or the Guarantors will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to debt securities issued or guaranteed by the Company or any Guarantor and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representative for a period beginning on the date hereof and ending 30 days after the Closing Date.

(j)    No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Offered Securities in a manner that would require registration of the Offered Securities under the Securities Act.

(k)    No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Offered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

6.    Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and Guarantors of their obligations hereunder and to the following additional conditions precedent:

(a)    Accountants’ Comfort Letter. The Representative shall have received letters addressed to the Initial Purchasers, dated, respectively, the date hereof with respect to the General Disclosure Package and the Closing Date with respect to the Final Offering Memorandum, of PricewaterhouseCoopers LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and in the form and substance satisfactory to the Representative (except that, with respect to the “bring down” comfort letter dated on the Closing Date, the specified date referred to in the comfort letter shall be a date no more than three days prior to the Closing Date).

(b)    No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole that, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to proceed with the offering, sale or delivery of the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company for possible downgrading of such rating or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to proceed with the offering, sale or delivery of or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or any setting of minimum or maximum prices for trading on any such exchange; (v) any suspension of trading of any securities of the Company or any Guarantor on the New York Stock Exchange; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representative impractical or inadvisable to proceed with the offering, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(c)    Opinion of Counsel for Company. The Initial Purchasers shall have received (i) an opinion of Morrison & Foerster LLP, counsel for the Company, dated the Closing Date, which opinion shall be in form and substance reasonably satisfactory to the Representative and (ii) an opinion of each of Mississippi and Texas counsel for the Company and the Guarantors, dated the Closing Date, which opinion shall be in form and substance reasonably satisfactory to the Representative.

(d)    Opinion of Counsel for Initial Purchasers. The Initial Purchasers shall have received from Cravath, Swaine & Moore LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Initial Purchasers may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e)    Officers’ Certificate. The Representative shall have received a certificate addressed to the Initial Purchasers, dated the Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: (i) the representations and warranties of the Company and the Guarantors in this Agreement are true and correct in all material respects; (ii) the

Company and the Guarantors have complied with all agreements and satisfied all conditions on each of their parts to be performed or satisfied hereunder at or prior to the Closing Date; and (iii) subsequent to the date of the most recent financial statements in the General Disclosure Package and the Final Offering Memorandum, there has not been any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries, taken as a whole, that is material and adverse.

(f)    No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Offered Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Offered Securities.

(g)    Clearance and Settlement. The Offered Securities shall be eligible for clearance and settlement through DTC.

The Company will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents as the Representative reasonably requests. The Representative may in its sole discretion waive on behalf of the Initial Purchasers compliance with any conditions to the obligations of the Initial Purchasers hereunder.

7.    Indemnification and Contribution. (a) Indemnification of the Initial Purchasers by the Company and the Guarantors. The Company and the Guarantors will, jointly and severally, indemnify and hold harmless each Initial Purchaser, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities (including reasonable legal fees), joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Preliminary Offering Memorandum, the General Disclosure Package, the Final Offering Memorandum, in each case as amended or supplemented, or any Issuer Written Communication , or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in subsection (b) below.

(b)    Indemnification of Company and the Guarantors. Each Initial Purchaser will severally and not jointly indemnify and hold harmless the Company, the Guarantors, each of their respective directors and each of their respective officers and each person, if any, who controls the Company or any Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Initial Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Initial Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Preliminary Offering Memorandum, the General Disclosure Package, the Final Offering Memorandum, in each case as amended or supplemented, or any Issuer Written Communication , or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Guarantors by such Initial Purchaser through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Initial Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Initial Purchaser Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the following information in the Final Offering Memorandum: the information contained in (x) the third paragraph, (y) the fourth and fifth sentences of the eighth paragraph and (z) the first and sixth sentence of the tenth paragraph, in each case, under the caption “Plan of Distribution.”

(c)    Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any single proceeding or related proceeding involving substantially similar legal claims in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel). Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by J.P. Morgan Securities LLC and any such separate firm for the Company, the Guarantors, their respective directors and officers and any control persons of the Company and the Guarantors shall be designated in writing by the Company. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)    Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company or the Guarantors on the one hand and the Initial Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company or the Guarantors on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Initial Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(d).

8.    Default of Initial Purchasers. If any Initial Purchaser or Initial Purchasers default in their obligations to purchase Offered Securities hereunder on the Closing Date and the aggregate principal amount of Offered Securities that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Initial Purchasers are obligated to purchase on the Closing Date, the Representative may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including the Initial Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Initial Purchasers agreed but failed to purchase on the Closing Date. If any Initial Purchaser or Initial Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Initial Purchasers are obligated to purchase on the Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except as provided in Section 14. As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section. Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

9.    Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special

Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 9:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

10.    Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their respective officers and of the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Initial Purchaser, the Company or the Guarantors or any Indemnified Party and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Initial Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 8 hereof, the Company will reimburse the Initial Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the

Guarantors and the Initial Purchasers pursuant to Section 7 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11.    Notices. All communications hereunder will be in writing and, (a) if sent to the Initial Purchasers, will be mailed, delivered or telegraphed and confirmed to the Initial Purchasers c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Wray Whitticom (with a copy (which shall not constitute notice) to Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, Attention: Craig F. Arcella and Michael E. Mariani) or (b) if sent to the Company or the Guarantors, will be mailed, delivered or telegraphed and confirmed to it at The Chemours Company, 1007 Market Street, Wilmington, Delaware 19801, Attention: General Counsel; provided, however, that any notice to an Initial Purchaser pursuant to Section 7 hereof will be mailed, delivered or telegraphed to such Initial Purchaser at its address furnished to the Company by such Initial Purchaser.

12.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13.    Representation of Initial Purchasers. The Representative will act for the several Initial Purchasers in connection with this purchase, and any action under this Agreement taken by the Representative jointly will be binding upon all the Initial Purchasers.

14.    Counterparts. This Agreement may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

15.    Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:

(a)    No Other Relationship. The Initial Purchasers have been retained solely to act as initial purchasers in connection with the initial purchase, offer and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the

Company and the Guarantors and the Initial Purchasers has been created in respect of any of the transactions contemplated by this Agreement, the General Disclosure Package or the Final Offering Memorandum, irrespective of whether the Initial Purchasers have advised or are advising the Company or the Guarantors on other matters;

(b)    Arm’s-Length Negotiations. The prices of the Offered Securities set forth in this Agreement were established by the Company and the Guarantors following discussions and arm’s-length negotiations with the Initial Purchasers and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)    Absence of Obligation to Disclose. The Company and the Guarantors have been advised that the Initial Purchasers and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and the Guarantors and that the Initial Purchasers have no obligation to disclose such interests and transactions to the Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d)    Waiver. The Company and the Guarantors waive, to the fullest extent permitted by law, any claims they may have against the Initial Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Initial Purchasers shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Guarantors, including stockholders, employees or creditors of the Company or the Guarantors.

16.    Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17.    Waiver of Jury Trial. The Company and the Guarantors hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.    Compliance with USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

[Signature Page Follows]

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Guarantors and the several Initial Purchasers in accordance with its terms.

Very truly yours,

THE CHEMOURS COMPANY

THE CHEMOURS COMPANY
THE CHEMOURS COMPANY FC, LLC
CHEMFIRST INC.
FIRST CHEMICAL CORPORATION
FIRST CHEMICAL TEXAS, L.P.
FT CHEMICAL, INC.
FIRST CHEMICAL HOLDINGS, LLC

By:	/s/ Sameer Ralhan
Name:	Sameer Ralhan
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to the Purchase Agreement]

Accepted:

J.P. MORGAN SECURITIES LLC

Acting on behalf of itself and the several
Initial Purchasers named in
Schedule A hereto

By:	/s/ Catherine Barber
Name:	Catherine Barber
Title:	Managing Director

[Signature Page to the Purchase Agreement]

SCHEDULE A

INITIAL PURCHASERS

Initial Purchasers	Principal Amount of Offered Securities to be Purchased
J.P. Morgan Securities LLC	$200,000,000
Citigroup Global Markets Inc.	$80,000,000
Credit Suisse Securities (USA) LLC	$72,000,000
RBC Capital Markets, LLC	$72,000,000
Barclays Capital Inc.	$64,000,000
Deutsche Bank Securities Inc.	$56,000,000
TD Securities (USA) LLC	$56,000,000
HSBC Securities (USA) Inc.	$48,000,000
BofA Securities, Inc.	$40,000,000
Mizuho Securities USA LLC	$40,000,000
Truist Securities, Inc.	$40,000,000
BNP Paribas Securities Corp.	$16,000,000
Citizens Capital Markets, Inc.	$16,000,000

Total	$800,000,000

A-1

SCHEDULE B

GUARANTORS

The Chemours Company FC, LLC

ChemFirst Inc.

First Chemical Corporation

First Chemical Texas, L.P.

FT Chemical, Inc.

First Chemical Holdings, LLC

B-1

SCHEDULE C

1.	Final Term Sheet, dated November 12, 2020 for the Offered Securities in the form set forth in Schedule D hereto.

C-1

SCHEDULE D

PRICING TERM SHEET

Strictly Confidential

The Chemours Company

$800,000,000 5.750% Senior Notes due 2028

The information in this pricing term sheet, dated November 12, 2020, is qualified in its entirety by reference to the preliminary offering memorandum dated November 12, 2020 of The Chemours Company, including the information incorporated therein by reference (the “Preliminary Offering Memorandum”).

The information in this pricing term sheet supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum. Terms used and not defined herein have the meanings assigned in the Preliminary Offering Memorandum.

The Notes (as defined herein) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the Notes are being offered only (1) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) to non-U.S. persons in transactions outside the United States in compliance with Regulation S under the Securities Act.

Issuer:	The Chemours Company, a Delaware corporation

Subsidiary Guarantors:	First Chemical Corporation; First Chemical Holdings, LLC; First Chemical Texas, L.P.; FT Chemical, Inc.; The Chemours Company FC, LLC; ChemFirst Inc.

Security Description:	5.750% Senior Notes due 2028 (the “Notes”)

Principal Amount:	$800,000,000

Coupon:	5.750%

Maturity:	November 15, 2028

Price to Public:	100.000%, plus accrued and unpaid interest from November 27, 2020

Gross Proceeds:	$800,000,000

Net Proceeds (Before Expenses):	$792,000,000

Yield to Maturity:	5.750%

Benchmark:	3.125% UST due November 15, 2028

Spread to Benchmark:	+503 basis points

Interest Payment Dates:	May 15 and November 15, beginning May 15, 2021

Record Dates:	May 1 and November 1

Make-Whole Call:	Treasury Rate +50 bps, prior to November 15, 2023

Equity Clawback:	Redeem prior to November 15, 2023 at 105.750% for up to 35%

Call Schedule:	On or after:	Price:
	November 15, 2023	102.875%
	November 15, 2024	101.917%
	November 15, 2025	100.958%
	November 15, 2026 and thereafter	100.000%

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event (as defined in the Preliminary Offering Memorandum), we will be required to repurchase all outstanding Notes at a repurchase price of 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

Ratings[1]:	Moody’s: B1 S&P: B

Trade Date:	November 12, 2020

Settlement Date[2]:	November 27, 2020 (T+10)

Distribution:	144A / Regulation S (with no registration rights)

Rule 144A CUSIP / ISIN:	163851AF5 / US163851AF58

Regulation S CUSIP / ISIN:	U16309AH6 / USU16309AH65

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Co-Managers:	BNP Paribas Securities Corp. Citizens Capital Markets, Inc. Mizuho Securities USA LLC Truist Securities, Inc.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold the Notes and may be subject to revision or withdrawal at any time.
[2]

Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the notes prior to their date of issuance hereunder should consult their advisors.

AMENDMENTS TO THE PRELIMINARY OFFERING MEMORANDUM

In addition to the foregoing information, the Preliminary Offering Memorandum is hereby amended to reflect the following changes:

1.

The aggregate principal amount of 5.750% Senior Notes due 2028 to be offered in this offering has increased by $50,000,000, from $750,000,000 to $800,000,000. As of September 30, 2020, on an adjusted basis after giving effect to this offering of the Notes and the application of the net proceeds from this offering of the Notes (assuming the purchase of all of the outstanding existing 2023 notes pursuant to the Tender Offer), we would have had approximately $4,019 million of indebtedness outstanding, including $1,275 million outstanding under the senior secured term loan facility, no amounts outstanding under the senior secured revolving credit facility, with approximately $700 million of additional borrowing capacity under the senior secured credit facilities (net of outstanding standby letters of credit), and $2,574 million of outstanding senior notes (including the Notes offered in this offering).

2.	Additional conforming changes are made throughout the Preliminary Offering Memorandum to reflect the changes described above.

*             *              *

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering. Please refer to the Preliminary Offering Memorandum for a complete description.

This communication is being distributed in the United States solely to persons reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, and outside the United States solely to non-U.S. persons, as defined under Regulation S under the Securities Act.

Neither this communication nor the Preliminary Offering Memorandum constitutes an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE E

SUBSIDIARIES

Name	Jurisdiction of Organization
2463297 Ontario Limited	Canada
Baanhoekweg Energie Project I B.V.	Netherlands
ChemFirst Inc.	Mississippi
Chemours Belgium BVBA	Belgium
Chemours Chemicals Rus	Russia
Chemours Deutschland GmbH	Germany
Chemours EMEA 2, LLC	Delaware
Chemours France SAS	France
Chemours Hong Kong Holding Limited	Hong Kong
Chemours International 2, LLC	Delaware
Chemours International Operations Sàrl	Switzerland
Chemours Italy S.r.l.	Italy
Chemours Kabushiki Kaisha	Delaware
Chemours Korea Inc.	Korea
Chemours Netherlands B.V.	Netherlands
Chemours NL Holding 1 B.V.	Netherlands
Chemours NL Holding 2 B.V.	Netherlands
Chemours NL Holding 4 B.V.	Netherlands
Chemours NL Holding 5 B.V.	Netherlands
Chemours Services Sàrl	Switzerland
Chemours Spain S.L.	Spain
Chemours Titanium Technologies (Taiwan) Ltd.	Taiwan
Chemours TR Kimyasal Ürünler Limited Şirketi	Turkey
Chemours UK Limited	United Kingdom
Chemours Vietnam Company Limited	Vietnam
Dordrecht Energy Supply Company (Desco) B.V.	Netherlands
Dordrecht Energy Supply Company (Desco) C.V.	Netherlands
First Chemical Corporation	Mississippi
First Chemical Holdings, LLC	Mississippi
First Chemical Texas, L.P	Delaware
FT Chemical, Inc.	Texas
ICOR International Inc.	Indiana

E-1

Name	Jurisdiction of Organization
Initiatives Inc de México S.A. de C.V.	Mexico
Noluma International, LLC	Delaware
Noluma Technology (Shanghai) Co., Ltd	China
Plasma Processing Corporation	Delaware
PT The Chemours Indonesia	Indonesia
Southern Ionics Minerals, LLC	Mississippi
TCC Holding 1 C.V.	Netherlands
TCC Holding 3 C.V.	Netherlands
The Chemours (Changshu) Fluoro Technology Company Limited	China
The Chemours (Taiwan) Company Limited	Taiwan
The Chemours (Thailand) Company Limited	Thailand
The Chemours 3F Fluorochemicals (Changshu) Company, Limited	China
The Chemours Canada Company	Canada
The Chemours Chemical (Shanghai) Company Limited	China
The Chemours China Holding Co., Ltd.	China
The Chemours Company	Delaware
The Chemours Company (Argentina) S.R.L.	Argentina
The Chemours Company (Australia) Pty Ltd	Australia
The Chemours Company AR, LLC	Delaware
The Chemours Company Asia Pacific Operations, Inc.	Delaware
The Chemours Company Chile Limitada	Chile
The Chemours Company Delaware Operations, Inc.	Delaware
The Chemours Company EMEA, LLC	Delaware
The Chemours Company FC, LLC	Delaware
The Chemours Company Holding US, LLC	Delaware
The Chemours Company Industria E Comercio de Produtos Quimicos Ltda.	Brazil
The Chemours Company International, LLC	Delaware
The Chemours Company Mexicana S. de R.L. de C.V.	Mexico
The Chemours Company Mexico, S. de R.L. de C.V.	Mexico
The Chemours Company North America, Inc.	Delaware
The Chemours Company RE, LLC	Delaware
The Chemours Company Servicios, S. de R.L. de C.V.	Mexico

E-2

Name	Jurisdiction of Organization
The Chemours Company Singapore Pte. Ltd.	Singapore
The Chemours Company Worldwide Operations, Inc.	Delaware
The Chemours Holding Company, S. de R.L. de C.V.	Mexico
The Chemours India Private Limited	India
The Chemours Malaysia Sdn. Bhd.	Malaysia

E-3